EXHIBIT 10(b)

AMENDMENT NO. 5 TO LOAN AND SECURITY AGREEMENT

THIS AMENDMENT NO. 5 TO LOAN AND SECURITY AGREEMENT (this “Amendment”), dated as of February 2, 2005, is made and entered into by and among WELLS FARGO FOOTHILL, INC., a California corporation (“Lender”), EARL SCHEIB, INC., a Delaware corporation (“Parent”), and EARL SCHEIB REALTY CORP., a California corporation (“ES Realty”) (Parent and ES Realty are referred to hereinafter collectively, jointly and severally, as the “Borrower”).  Capitalized terms used herein and not otherwise defined shall have the respective meanings ascribed to them in that certain Loan and Security Agreement entered into as of August 4, 2003 between Lender and Borrower (the “Original Agreement”), as amended as of August 29, 2003 (the “First Amendment”), February 19, 2004 (the “Second Amendment”), April 6, 2004 (the “Third Amendment”) and June 24, 2004 (the “Fourth Amendment”) (the Original Agreement, the First Amendment, the Second Amendment, the Third Amendment and the Fourth Amendment, collectively, the “Agreement”).

WHEREAS, Lender and Borrower desire to enter into this Amendment to amend the Agreement as set forth herein, all in accordance with Sections 15 and 16.6 of the Original Agreement.

NOW, THEREFORE, in consideration of the foregoing and of the mutual promises contained herein and for other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Lender and Borrower hereby amend the Agreement as follows:

1.             Section 1.1. Section 1.1 of the Original Agreement is amended by amending and restating the definition of “Advances” in its entirety as follows:

“Advances” means all amounts advanced to Borrower hereunder, including without limitation, Revolving Advances, Term Loan Subline Advances, unreimbursed L/C Disbursements as provided in Section 2.10(a), and all interest, fees and other amounts charged to Borrower’s Loan Account pursuant to Section 2.5(d).

2.             Section 1.1.  Section 1.1 of the Original Agreement is further amended by amending and restating the definition of “Borrowing Base” in its entirety as follows:

“Borrowing Base” means, as of any date of determination, the lesser of:

(a)           $11,500,000 and

(b)           the result of:

(i)            70% multiplied by

(ii)           the Quick Sale Value of all Eligible Real Property, minus

(iii)          the sum of

(A)          outstanding Advances made to Borrower,

(B)           the Contingent Reserve,

(C)           the Environmental Reserve,

(D)          in the event that the outstanding Advances equal or exceed $7,000,000, the Additional Reserve, and

(E)           the aggregate amount of reserves (if any) established by Lender under Section 2.1(c).

3.             Section 1.1. Section 1.1 of the Original Agreement is further amended by deleting “$10,000,000” in the definition of “Maximum Revolver Amount” and replacing it with “$10,200,000”.

4.             Section 1.1.  Section 1.1 of the Original Agreement (as amended in the Fourth Amendment) is further amended by adding a new subsection (f) of the definition of “Permitted Dispositions” as follows:

and (f) sales or other dispositions of the Real Property of Borrower or the Guarantors located at 921 Texas Avenue, El Paso, Texas 79901; 5001 Dyer Street, El Paso, Texas 79930; and 7470 S. State Street, Midvale, Utah 84047.

5.             Section 1.1.  Section 1.1 of the Original Agreement is further amended by inserting the following definitions in such Section in the appropriate alphabetical order:

“Axion” means Axion Solutions, Inc., a California corporation.

“Axion Agreements” means, collectively, that certain (a) End User License Agreement between Parent and Axion, dated as of December 27, 2004, as amended, and all schedules and exhibits thereto, and (b) Services Agreement between Parent and Axion, dated as of January 5, 2005, and all schedules and exhibits thereto.

“Maximum Facility Amount” means the sum of the Maximum Revolver Amount plus the Maximum Term Loan Subline Amount.

“Maximum Term Loan Subline Amount” means $1,300,000.

“Minnihan Insurance Policy” means that certain key man life insurance policy issued on May 1, 1987, naming Borrower as beneficiary, insuring the life of Jack Minnihan, Vice President of Finance of Borrower, issued by Connecticual Mutual Life Insurance Company, policy number 4663849.

“Revolving Advances” means all Advances made to Borrower under Section 2.1(a) other than the Term Loan Subline Advances.

“Subline Base Rate Margin” means 1.5 percentage points.

“System” has the meaning set forth in Section 2.2(a).

“Term Loan Subline” has the meaning set forth in Section 2.1(b).

“Term Loan Subline Advances” means Advances made to Borrower under the Term Loan Subline pursuant to Section 2.1(b).

6.             Section 2.1.  Section 2.1 of the Original Agreement is amended by amending and restating Section 2.1 in its entirety as follows:

2.1 Advances

(a)           Subject to the terms and conditions of this Agreement, and during the term of this Agreement, Lender agrees to make Advances to Borrower in an amount at any one time outstanding not to exceed an aggregate amount equal to the lesser of (i) the Maximum Facility Amount less the Letter of Credit Usage, or (ii) the Borrowing Base less the Letter of Credit Usage.  In addition to the foregoing limitations, in no event shall, at any one time in the aggregate, (y) the Term Loan Subline Advances exceed the Maximum Term Loan Subline Amount, or (z) the Revolving Advances exceed the Maximum Revolver Amount.

(b)           Subject to the terms and conditions of this Agreement, beginning January 3, 2005 and through December 31, 2005, Lender agrees to make loans (collectively, the “Term Loan Subline”) to Borrower in an aggregate amount not to exceed the Maximum Term Loan Subline Amount.  The outstanding unpaid principal balance and all accrued and unpaid interest under the Term Loan Subline shall be due and payable on the date of termination of this Agreement, whether by its terms, by prepayment, or by acceleration.  All amounts outstanding under the Term Loan Subline shall constitute Obligations.

(c)           Anything to the contrary in this Section 2.1 notwithstanding, Lender shall have the right to establish reserves in such amounts, and with respect to such matters, as Lender in its Permitted Discretion shall deem necessary or appropriate, against the Borrowing Base, including reserves with respect to (i) sums that Borrower is required to pay (such as taxes, assessments or insurance premiums) and has failed to pay under any Section of this Agreement or any other Loan Document, and (ii) amounts owing by Borrower or its Subsidiaries to any Person to the extent secured by a Lien on, or trust over, any of the Collateral (other than any Permitted Lien set forth on Schedule P-1 which is specifically identified thereon as entitled to have priority over the Lender’s Liens), which Lien or trust, in the Permitted Discretion of Lender, likely would have a priority superior to the Lender’s Liens (such as Liens or trusts in favor of landlords, warehousemen, carriers, mechanics, materialmen, laborers, or suppliers, or Liens or trusts for ad valorem, excise, sales, or other taxes where given priority under applicable law) in and to such item of the Collateral.

(d)           Lender shall have no obligation to make additional Advances hereunder to the extent such additional Advances would cause the Revolver Usage to exceed the Maximum Facility Amount.

(e)           Amounts borrowed as Revolver Advances pursuant to this Section 2.1 may be repaid and, subject to the terms and conditions of this Agreement, reborrowed at any time during the term of this Agreement.

(f)            Amounts borrowed as Term Loan Subline Advances pursuant to this Section 2.1 and prepaid or repaid may not be reborrowed.

7.             Section 2.2.  Section 2.2 of the Original Agreement is amended by amending and restating Section 2.2(a) in its entirety as follows:

(a)  Procedure for Borrowing.  Each Borrowing shall be made by an irrevocable written request by an Authorized Person delivered to Lender (which notice must be received by Lender no later than 10:00 a.m. (California time) on a Business Day) specifying (i) the amount of such Borrowing, which, in the case of the Term Loan Subline, shall not exceed the amount of the invoice or other evidence submitted pursuant to subsection (iii) of this Section 2.2(a), (ii) the requested Funding Date, which shall be a Business Day and (iii) in the case of a Term Loan Subline Advance, shall be accompanied by an invoice or other evidence acceptable to Lender reasonably identifying (x) the amount then due and payable to Axion or any other third-party vendor providing products or services related to the implementation or execution of an integrated point-of-sale system made by PeopleSoft, Inc. and contemplated by the Axion Agreements (the “System”), (y) the date such payment is due, and (z)  the products or services provided to Borrower in exchange for such payment.  At Lender’s election, in lieu of delivering the above-described written request, but only with respect to a Revolving Advance, any Authorized Person may give Lender telephonic notice of such request by the required time.  In such circumstances, Borrower agrees that any such telephonic notice will be confirmed in writing within 24 hours of the giving of such notice and the failure to provide such written confirmation shall not affect the validity of the request.

8.             Section 2.3.  Section 2.3 of the Original Agreement is amended by amending and restating Section 2.3(b)(i) in its entirety as follows:

(A)          first, to pay any Lender Expenses then due to Lender under the Loan Documents, until paid in full,

(B)           second, to pay any fees then due to Lender under the Loan Documents until paid in full,

(C)           third, to pay interest due in respect of the Term Loan Subline Advances until paid in full,

(D)          fourth, to pay interest due in respect of the Revolver Advances until paid in full,

(E)           fifth, so long as no Event of Default has occurred and is continuing, to pay the principal of all Advances until paid in full,

(F)           sixth, if an Event of Default has occurred and is continuing, ratably (i) to pay the principal of all Advances until paid in full, and (ii) to Lender, to be held by Lender as cash collateral in an amount up to 105% of the then extant Letter of Credit Usage until paid in full,

(G)           seventh, if an Event of Default has occurred and is continuing, to pay any other Obligations, and

(H)          eighth, to Borrower (to be wired to the Designated Account) or such other Person entitled thereto under applicable law.

9.             Section 2.5.  Section 2.5 of the Original Agreement is amended by amending and restating Section 2.5(a) in its entirety as follows:

(a)  Interest Rates.  Except as provided in clause (c) below, all Obligations (except for reimbursement obligations relating to undrawn Letters of Credit) that have been charged to the Loan Account pursuant to the terms hereof shall bear interest on the Daily Balance thereof at a per annum rate equal to: (i) in the case of the Revolver Advances, the Base Rate plus the Base Rate Margin; and (ii) in the case of Term Loan Subline Advances, the Base Rate plus the Subline Base Rate Margin.

10.           Section 2.5. Section 2.5 of the Original Agreement is further amended by amending and restating the first sentence of Section 2.5(d) in its entirety as follows:

(d)  Payment.  Interest (including accrued interest on the Revolver Advances and the Term Loan Subline Advances), Letter of Credit fees, and all other fees payable hereunder shall be due and payable, in arrears, on the first day of each month at any time that Obligations or obligation to extend credit hereunder are outstanding.

11.           Section 2.5. Section 2.5 of the Original Agreement is further amended by amending and restating the last sentence of Section 2.5(d) in its entirety as follows:

Any interest not paid when due shall be compounded by being charged to Borrower’s Loan Account and shall thereafter constitute Advances hereunder and shall accrue interest at the per annum rate equal to the Base Rate plus the Base Rate Margin.

12.           Section 2.9.  Section 2.9(a)(i) of the Original Agreement is amended by deleting “Maximum Revolver Amount” and replacing it with “Maximum Facility Amount” in that Section.

13.           Section 2.10.  Section 2.10(a)(iii) of the Original Agreement is amended by deleting “Maximum Revolver Amount” and replacing it with “Maximum Facility Amount” in that Section.

14.           Section 2.10.  Section 2.10(a) of the Original Agreement is further amended by amending and restating the third sentence of the paragraph following Section 2.5(a)(iii) in its entirety as follows:

If Lender is obligated to advance funds under a Letter of Credit, Borrower immediately shall reimburse such L/C Disbursement to Lender by paying to Lender an amount equal to such L/C Disbursement not later than 11:00 a.m., California time, on the date that such L/C Disbursement is made, if Borrower shall have received written or telephonic notice of such L/C Disbursement prior to 10:00 a.m., California time, on such date, or, if such notice has not been received by Borrower prior to such time on such date, then not later than 11:00 a.m., California time, on the Business Day that Borrower receives such notice, if such notice is received prior to 10:00 a.m., California time, on the date of receipt, and, in the absence of such reimbursement, the L/C Disbursement immediately and automatically shall be deemed to be an Advance hereunder and, thereafter, shall accrue interest at the per annum rate equal to the Base Rate plus the Base Rate Margin.

15.           Section 2.10.  Section 2.10(e) of the Original Agreement is amended by amending and restating the first sentence of the paragraph following Section 2.5(e)(ii) in its entirety as follows:

and the result of the foregoing is to increase, directly or indirectly, the cost to Lender of issuing, making, guaranteeing, or maintaining any Letter of Credit or to reduce the amount receivable in respect thereof by Lender, then, and in any such case, Lender may, at any time within a reasonable period after the additional cost is incurred or the amount received is reduced, notify Borrower, and Borrower shall pay on demand such amounts as Lender may specify to be necessary to compensate Lender for such additional cost or reduced receipt, together with interest on such amount from the date of such demand until payment in full thereof at the per annum rate equal to the Base Rate plus the Base Rate Margin; provided, however, that Lender shall be entitled to payments from Borrower pursuant to this Section 2.10(e) only if it makes a similar demand on, and receives similar payments from, its borrowers generally.

16.           Section 3.4.  Section 3.4 of the Original Agreement is amended by amending and restating the first sentence of Section 3.4 in its entirety as follows:

This Agreement shall continue in full force and effect for a term ending on August 6, 2008 (the “Maturity Date”).

17.           Section 7.1.  Section 7.1 of the Original Agreement is amended by deleting the word “and” at end of Section 7.1(h), amending and restating Section 7.1(i) in its entirety, and adding a new Section 7.1(j) as follows:

(i) Indebtedness of Borrower to Axion or any other third-party vendor providing products or services related to the implementation or execution of the System, and

(j) Indebtedness not included in (a) through (i) above, including Subordinated Debt, which does not exceed, at any time, in the aggregate, the sum of $250,000.

18.           Section 7.9.  Section 7.9 of the Original Agreement is amended by adding the following after the last sentence of Section 7.9:

Notwithstanding the foregoing, Borrower may make payments to any record owner of 100 or fewer shares of Borrower’s Stock (in the aggregate, of all classes combined) to fund the redemption of such Stock, provided that all such payments in the aggregate to such Persons may not exceed $100,000 during the term of this Agreement,.

19.           Section 7.14.  Section 7.14 of the Original Agreement is amended by adding the following after the last sentence of Section 7.14:

Notwithstanding the foregoing, the Term Loan Subline Advances shall be used by Borrower only to fund payments owing to Axion or any other third-party vendor providing products or services related to the implementation or execution of the System.

20.           Section 7.15.  Section 7.15(b) of the Original Agreement is amended by amending and restating the first sentence of Section 7.15(b)(i) as follows:

Excluding Capital Expenditures made for the purposes set forth in Section 7.15(b)(ii), Capital Expenditures in any fiscal year in excess of the amount set forth in the following table for the applicable period:

21.           Section 7.15.  Section 7.15(b) of the Original Agreement is further amended by adding the following as a new Section 7.15(b)(ii):

(ii)           Additional Capital Expenditures.  Capital Expenditures in an aggregate amount during the term of this Agreement in excess of $1,500,000 for the purchase and implementation of the System.

22.           Section 7.16.  Section 7.16 of the Original Agreement is amended by adding the following after the last sentence of Section 7.16:

Notwithstanding the foregoing, so long as: (a) no Default or Event of Default shall have occurred and be continuing on the date of such payment, nor shall result from the making thereof; and (b) Borrower shall have Availability equal to no less than $1,000,000 after giving effect to the making of such payment, Borrower may make a single, lump-sum payment to Jack K. Minnihan upon his retirement from his position as Vice President of Finance of Borrower, in an amount not to exceed the “Gross Cash Surrender Value” (equal to the Cash Surrender Value before any related outstanding loans and interest thereon) of the Minnihan Insurance Policy as of such retirement date.

23.           Amendment Fee.  In consideration for and in connection with this Amendment, Borrower hereby agrees to pay an amount equal to One Hundred Forty Thousand Dollars ($140,000) (the “Amendment Fee”) to Lender.  Borrower shall pay the Amendment Fee to Lender in the manner set forth in the Loan Agreement.

24.           Loan Documents.  Borrower hereby (a) reaffirms and admits the validity and enforceability of each Loan Document to which it is a party and all of its obligations thereunder, (b) agrees and admits that it has no defense to or offset against any such obligations, and (c) certifies that on the date of execution hereof and immediately after giving effect to this Amendment, (i) there exists and shall exist no Default or Event of Default, (ii) its representations and warranties contained in the Loan Documents shall be true and correct with the same effect as though such representations and warranties had then been made, and (iii) it is and shall be in compliance with all of the terms, covenants and conditions of the Loan Documents to which it is a party.

25.           Reference to and Effect Upon the Amended Original Agreement.  All of the provisions of this Amendment shall be deemed to be incorporated in, and made a part of, the Agreement; and the Original Agreement, as supplemented and amended by the First Amendment, the Second Amendment, the Third Amendment, the Fourth Amendment and this Amendment, shall be read, taken and construed as one and the same agreement.  Except as expressly modified herein, the Original Agreement, the First Amendment, the Second Amendment, the Third Amendment and the Fourth Amendment shall remain in full force and effect and are hereby ratified.

26.           Governing Law.  This Amendment shall be governed by and construed in accordance with the laws of the State of California without regard to its conflict of laws principles.

27.           Counterparts.  This Amendment may be executed in any number of counterparts, or facsimile counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

28.           Titles and Subtitles.  The titles and subtitles used in this Amendment are used for convenience and are not to be considered in construing or interpreting this Amendment.

[Signature page to follow.]

IN WITNESS WHEREOF, the parties have caused this Amendment to be duly executed effective as of the day and year first written above.

BORROWER	LENDER

EARL SCHEIB, INC.,	WELLS FARGO FOOTHILL, INC.,
a Delaware corporation	a California corporation

By:	By:
Title:	Title:

EARL SCHEIB REALTY CORP.,
a California corporation

By:
Title: